                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (the "Agreement") is made and entered into as of January 18, 2002, by and between Advanced Medical Optics, Inc., a Delaware corporation (the "Company"), and James V. Mazzo ("Executive").

                                    RECITALS

                  WHEREAS, prior to the date hereof, Executive has been employed by Allergan, Inc., a Delaware corporation ("Allergan").

                  WHEREAS, the Company is a wholly owned subsidiary of Allergan.

                  WHEREAS, the parties anticipate the consummation of the spinoff transaction approved by the Board of Directors of Allergan by resolutions approved on January 18, 2002 (the consummation of such transaction referred to herein as the "Spinoff").

                  WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment with the Company, on the terms and conditions set forth in this Agreement in the event of, and effective upon, the Spinoff.

                  NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained herein, the Company and Executive agree as follows:

                                   ARTICLE 1.

                                 EFFECTIVE DATE;
                               TERM OF EMPLOYMENT

         1.1 Effective Date. This Agreement shall become effective upon the Spinoff, and the "Effective Date" shall be the date on which the Spinoff occurs. This Agreement shall govern the terms of Executive's employment hereunder on and after the Effective Date. In the event the Spinoff does not occur on or before December 31, 2002, this Agreement shall terminate and shall be of no force and effect.

         1.2 Term of Employment. Subject to extension in accordance with Section 1.3, the term of this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the "Initial Term"), unless terminated earlier in accordance with Article 5 of this Agreement. Upon expiration of the Term (as defined below), Executive shall resign from all positions with the Company and Executive's employment with the Company shall terminate.

         1.3 Extension of Term. The term of this Agreement shall be automatically extended by one (1) year from the expiration of the Initial Term and on each subsequent anniversary of the Effective Date, unless either party elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than six (6) months prior to the last day of the

Term as then in effect. Any extension shall become effective immediately as of the day following the date which is six (6) months prior to the last day of the Term as then in effect. For purposes of this Agreement, the "Term" shall mean the period commencing on the Effective Date and ending on the last day of the Initial Term or, if applicable, the last day of the latest one-year extension of this Agreement in accordance with this Section 1.3.

         1.4 Termination of Prior Agreements. Effective as of the Effective Date, Executive shall resign from his employment with Allergan and from any and all positions with Allergan. Effective as of the Effective Date, the agreements set forth in EXHIBIT A (the "Prior Agreements") and the rights and obligations of Executive and any other party or parties thereunder shall terminate. Executive agrees to execute and deliver to Allergan such amendments to the agreements listed on EXHIBIT A as Allergan reasonably determines necessary to terminate the Prior Agreements and release any and all of the obligations of Allergan and its affiliates under the Prior Agreements effective as of the Effective Date.

                                   ARTICLE 2.

                               EMPLOYMENT; DUTIES

         2.1 Employment. During the Term, the Company shall employ Executive, and Executive shall accept employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

         2.2 Position. Executive shall be employed as President and Chief Executive Officer of the Company, and shall, during the Term, serve in such position or in such other position or positions as the Board of Directors of the Company (the "Board") may reasonably request from time to time. Executive shall report directly to the Board. Upon the termination of Executive's employment hereunder in accordance with Article 5, Executive shall immediately resign from all positions with the Company.

         2.3 Duties. During the Term, Executive shall devote his full business time, attention and energies to the business of the Company and use his best efforts to promote the interest of the Company. Executive shall perform such duties, services and responsibilities incident to the Executive's positions which are reasonably consistent with such positions and shall act in accordance with the policies and directives of the Company as determined from time to time.

         2.4 Directorship; Termination of Directorship.

                  (a) During the Term, Executive shall serve as a member of the Board (a "Director"), subject to election and reelection by the Company's stockholders in accordance with the Company's Certificate of Incorporation and Bylaws. Executive shall devote such time to the business of the Company as is necessary for the fulfillment of Executive's duties as a Director. During the Term, Executive shall not be paid a fee for serving as a Director. The Company shall reimburse Executive for reasonable expenses incurred in connection with his service as a Director.

                  (b) During the Term, the Company shall nominate Executive as a Director, shall recommend that Executive be appointed, elected or reelected as a Director each time Executive's class of Directors is subject to reelection, and shall include Executive on the management slate of candidates for election as Directors recommended to the Company's stockholders for each annual meeting of the Company's stockholders held during the Term and at which Directors in the same class as Executive are elected.

                  (c) Upon the expiration of the Term (or upon the Date of Termination as defined in Section 5.1(h), below), Executive shall immediately resign as a Director.

         2.5 Other Activities. Except with the prior written approval of the Board, which the Board may grant or withhold in its sole and absolute discretion, Executive shall not, during the Term, be actively engaged in any other business activity, including, but not limited to, activity as a consultant, agent, partner, officer or director, or provide business services of any nature directly or indirectly to a corporation or other business enterprise; provided, however, that so long as the activities do not interfere with Executive's duties and responsibilities hereunder, Executive may participate in other business activities for non-profit institutions from time to time. Notwithstanding the foregoing, it shall not be a breach of this Agreement for Executive to serve on civic or charitable boards or committees, or to invest his personal assets in other businesses or ventures to the extent that such other activities, businesses or ventures do not materially interfere with the performance of his duties under this Agreement. None of the foregoing shall in any way modify Executive's responsibilities hereunder, including without limitation Executive's responsibilities under Article 10.

                                   ARTICLE 3.

                         SALARY, BONUS AND STOCK OPTIONS

         3.1 Base Salary. During the Term, the Company shall pay Executive a base salary ("Base Salary") at an annual rate of $450,000, subject to change as provided in this Section 3.1, and payable in accordance with the Company's executive compensation practices. Such annual rate shall be reviewed by the Board or its designee at least annually and may be increased or reduced in such amounts as the Board or its designee deems appropriate in its sole discretion; provided, however, that during the Term the Base Salary shall not be less than $450,000.

         3.2 Bonus Programs. Executive shall be eligible to participate in such annual bonus plans or programs as are generally available from time to time to similarly situated executive employees of the Company, subject to and in accordance with the terms, conditions and overall administration of such bonus plans or programs. Nothing herein is intended or shall be construed to require the institution or continuation of any bonus plan or program, or to entitle Executive to receive any bonus.

         3.3 Stock Options or Other Equity-Based Awards. Executive shall be eligible to receive awards under the stock option or other equity award plans or programs as are generally available from time to time to similarly situated executive employees of the Company, subject to and in accordance with the terms, conditions and overall administration of such plans or programs. Nothing herein is intended or shall be construed to require the institution or continuation of any stock option or other equity award plan or program, or to entitle Executive to receive any stock option or other equity award.

         3.4 Withholding. The Company shall deduct or withhold from the compensation and benefits payable to Executive hereunder any and all sums required for federal income and employment and other taxes and all state or local income and other taxes now applicable or that may be enacted and become applicable during the Term.

                                   ARTICLE 4.

                                EMPLOYEE BENEFITS

         4.1 Employee Benefits. During the Term, Executive shall be entitled to participate in or receive such benefits and perquisites as are provided generally from time to time to similarly situated executive employees of the Company, subject to and in accordance with the terms, conditions and overall administration of the benefit plans pertaining to such benefits. Nothing herein is intended or shall be construed to require the institution or continuation of any plan or benefits. The Company may, in its sole discretion, grant such additional benefits to Executive from time to time as the Company deems proper and desirable.

         4.2 Office Support. Executive shall be entitled to receive secretarial and other office support commensurate with Executive's position and consistent with the general policies and practices of the Company.

         4.3 Vacation. During the Term, Executive shall be entitled to paid vacation at the rate commensurate with Executive's position and consistent with the general policies and practices of the Company, which, to the extent unused in any given year, may be carried over to the following year to the extent permitted by the policies of the Company then in effect.

         4.4 Business Expenses.

                  (a) Reimbursement. The Company shall pay or reimburse Executive for all reasonable and authorized business expenses incurred by Executive during the Term.

                  (b) Business Travel. The Company shall reimburse Executive for expenses incurred for business-related travel in accordance with the Company's travel reimbursement policy.

                  (c) Documentation. As a condition to reimbursement under this
Section 4.4, Executive shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. Executive acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

         4.5 Repatriation of Executive. The Company hereby agrees to repatriate Executive to the United States in 2003 in accordance with the provisions set forth in EXHIBIT B.

                                   ARTICLE 5.

                            TERMINATION OF EMPLOYMENT

         5.1 Termination of Employment. During the Term and notwithstanding the provisions of Article 1, Executive's employment hereunder shall be terminated, or may be terminated, as the case may be, under the following circumstances:

                  (a) Termination upon Death. Executive's employment hereunder shall terminate upon his death.

                  (b) Termination upon Disability. Executive's employment hereunder shall terminate upon a Notice of Termination (as defined in subsection
(g) below) to Executive (or Executive's legal representative, if applicable) citing Executive's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders Executive unable to perform his duties under this Agreement for more than 120 days during any 180-day period.

                  (c) Discharge for Cause. The Company may terminate Executive's employment hereunder for Cause (a "Discharge for Cause") upon at least fifteen
(15) days' written notice in the form of a Notice of Termination. For purposes of this Agreement, "Cause" shall be limited to only three types of events:

                  (i) the willful and continued refusal of Executive to comply with a lawful, written instruction of the Board so long as the instruction is consistent with the scope and responsibilities of Executive's position and Executive has failed to end such willful and continued refusal within fifteen (15) business days of written notice thereof from the Company;

                  (ii) willful misconduct by Executive which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or

                  (iii) Executive's conviction of any felony.

Notwithstanding the foregoing, no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

                  (d) Discharge Without Cause. The Company may terminate Executive's employment hereunder other than for Cause (a "Discharge Without Cause") upon at least sixty (60) days' written notice in the form of a Notice of Termination. Termination of Executive's employment hereunder due to Executive's death or Executive's disability shall not be considered a Discharge Without Cause.

                  (e) Voluntary Resignation for Good Reason. Executive may terminate Executive's employment hereunder for Good Reason (a "Voluntary Resignation for Good Reason") upon at least sixty (60) days' written notice to the Company in the form of a notice of resignation (the "Notice of Resignation"). The Notice of Resignation shall set forth the circumstances which in Executive's view constitute Good Reason hereunder and shall be delivered to the Company within sixty (60) days of the occurrence of the applicable Good Reason event. For purposes of this subsection (e) and subsection (f), "Good Reason" shall mean:

                  (i) Executive's overall compensation is reduced or adversely modified in any material respect, or

                  (ii) Executive's duties are materially changed.

For purposes of subsection (ii), above, Executive's duties shall be considered to have been "materially changed" if, without Executive's express written consent, there is any substantial diminution or adverse modification in Executive's overall position, responsibilities or reporting relationship, or if, without Executive's express written consent, Executive's job location is transferred to a site more than fifty (50) miles away from his or her then current place of employment (except for a repatriation of Executive to the United States in 2003). During the period of notice set forth above in this subsection (e), the Company shall be afforded reasonable opportunity to establish, to the reasonable satisfaction of Executive, that the Good Reason circumstances cited in Executive's Notice of Resignation were not present on the date of such Notice of Resignation, or are no longer present, in which case Executive's employment hereunder shall not terminate under this subsection (e).

                  (f) Voluntary Resignation other than for Good Reason. Executive may terminate Executive's employment hereunder other than for Good Reason (a "Voluntary Resignation other than for Good Reason") upon at least sixty (60) days' written notice to the Company in the form of a Notice of Resignation.

                  (g) Notice of Termination. Any termination of Executive's employment by the Company shall be communicated by written Notice of Termination to Executive. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (h) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated by reason of his disability, the date of the Notice of Termination citing the opinion of the physician referred to in subsection (b), above, (iii) if the Executive's employment is terminated pursuant to subsections (c) or (d), above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated under subsections (e) or (f), above, the date specified in the Notice of Resignation, or, if no Notice of Resignation is provided, then the date Executive ceased to provide services to the Company in the reasonable judgment of the Board, which determination shall be final and conclusive.

                                   ARTICLE 6.

                          PAYMENTS UPON TERMINATION OF
                         EMPLOYMENT; SEVERANCE PAYMENTS

         6.1 Termination upon Death. In the event of the termination of Executive's employment hereunder due to Executive's death, the Company shall pay to Executive's estate or provide: (i) any unpaid amount of Base Salary earned through the date of Executive's death, (ii) a lump sum equal to Executive's bonus at target, pro-rated for the period from the beginning of the bonus plan year through the date of Executive's death, (iii) a lump sum equal to Executive's unused accrued vacation time, at his Base Salary rate, through the date of Executive's death, (iv) his then current Base Salary until the earlier of (A) twelve (12) months after the date of Executive's death and (B) the last day of the Term as then in effect, (v) expenses incurred by Executive reimbursable under Section 4.4, and (vi) continued medical and other welfare plan coverage for Executive's eligible dependents (if any) for twelve (12) months upon the same terms as are generally applied from time to time for similarly situated executive employees.

         6.2 Termination upon Disability. In the event of the termination of Executive's employment hereunder due to Executive's disability, the Company shall pay or provide to Executive: (i) any unpaid amount of Base Salary earned through the Date of Termination, (ii) a lump sum equal to Executive's bonus at target, pro-rated for the period from the beginning of the bonus plan year through the Date of Termination, (iii) a lump sum equal to Executive's unused accrued vacation time, at his Base Salary rate, through the Date of Termination,
(iv) his then current Base Salary (payable in accordance with the Company's executive compensation practices) until Executive begins to receive benefits under the long term disability insurance provided hereunder (if any), but in no event following twelve (12) months after the Date of Termination, (v) expenses incurred by Executive prior to the Date of Termination reimbursable under
Section 4.4, and (vi) continued medical and other welfare plan coverage for Executive and Executive's eligible dependents (if any) for twelve (12) months upon the same terms as are generally applied from time to time for similarly situated executive employees.

         6.3 Discharge for Cause. In the event of the termination of Executive's employment hereunder by a Discharge for Cause, the Company shall pay to
Executive: (i) his Base Salary through the Date of Termination, (ii) a lump sum equal to Executive's unused accrued vacation time (at his Base Salary rate) through the Date of Termination, and (iii) expenses incurred by Executive prior to the Date of Termination reimbursable under Section 4.4.

         6.4 Discharge Without Cause. In the event the Executive's employment hereunder is terminated due to a Discharge Without Cause, the Company shall pay or provide to Executive: (i) the Severance Payment, (ii) a lump sum equal to Executive's bonus at target, pro-rated for the period from the beginning of the bonus plan year through the Date of Termination, (iii) a lump sum equal to Executive's unused accrued vacation time (at his Base Salary rate) through the Date of Termination, (iv) expenses incurred by Executive prior to the Date of Termination reimbursable under Section 4.4, and (v) continued medical and other welfare plan coverage for Executive and Executive's eligible dependents (if any) for twelve (12) months upon the same terms as are generally applied from time to time for similarly situated executive employees.

         6.5 Voluntary Resignation for Good Reason. In the event the Executive's employment hereunder is terminated due to a Voluntary Resignation for Good Reason, the Company shall pay or provide to Executive: (i) the Severance Payment, (ii) a lump sum equal to Executive's bonus at target, pro-rated for the period from the beginning of the bonus plan year through the Date of Termination, (iii) a lump sum equal to Executive's unused accrued vacation time (at his Base Salary rate) through the Date of Termination, (iv) expenses incurred by Executive prior to the Date of Termination reimbursable under
Section 4.4, and (v) continued medical and other welfare plan coverage for Executive and Executive's eligible dependents (if any) for twelve (12) months upon the same terms as are generally applied from time to time for similarly situated executive employees.

         6.6 Voluntary Resignation other than for Good Reason. In the event the Executive's employment hereunder is terminated due to a Voluntary Resignation other than for Good Reason, the Company shall pay to Executive: (i) his Base Salary through the Date of Termination, (ii) a lump sum equal to Executive's unused accrued vacation time (at his Base Salary rate) through the Date of Termination, and (iii) expenses incurred by Executive prior to the Date of Termination reimbursable under Section 4.4.

         6.7 Severance Payment. The "Severance Payment" payable to Executive shall be a lump sum payment equal to three (3) times Executive's Compensation (as defined in Section 7.2, below), in the event Executive's employment hereunder is terminated in a Qualifying Termination (as defined in Section 7.3, below) at any time during the Term.

         6.8 Benefits Following a Change in Control. In the event of:

                  (a) a Change in Control (as defined in Section 7.1, below), and

                  (b) the termination of Executive's employment hereunder in a Qualifying Termination within one hundred twenty (120) days prior to or within two (2) years after a Change in Control, the Company agrees that all stock options, restricted stock and other incentive compensation awards of Executive that are outstanding at the time of the Qualifying Termination and that have not previously become exercisable, payable or free from restrictions shall immediately become exerciseable, payable or free from restrictions, as the case may be, in their entirety, and that the exercise period of any stock option or other incentive award shall continue for the length of the exercise period specified in the grant of the award determined without regard to Executive's termination of employment. Notwithstanding any other provisions in this Agreement to the contrary, in such event, Executive shall also be entitled to continue to participate for three years following the Qualifying Termination in all of the employee benefit programs of the Company (including, but not limited to, group medical insurance, group dental insurance, group-term life insurance, disability insurance, automobile allowance, gasoline allowance, and a full allowance for club dues and tax and financial planning) available to the Executive before the Qualifying Termination in the same way and at the same level as immediately prior to the Qualifying Termination at no additional cost to Executive, except to the extent tax rules require the inclusion of the value of such benefits in Executive's income. Executive shall also receive executive outplacement benefits of a type and duration generally provided to executives at Executive's level.

         6.9 Termination of Obligations. In the event of the termination of Executive's employment hereunder pursuant to Article 5, the Company shall have no further obligation to pay Executive any Base Salary, bonus or other compensation or benefits, except as provided in this Article 6 or Article 8 or, for benefits due to Executive (and his dependents), under the terms of the Company's employee benefit plans. The payments under this Agreement are in lieu of any severance payment that Executive might otherwise be entitled to from the Company under the Company's applicable severance pay policies. However, if by the terms of the Company's applicable severance pay policies for a reduction in force the amount computed under the policy would be greater than the Severance Payment described in this Agreement, then the Severance Payment shall be such greater amount.

                                   ARTICLE 7.

                  DEFINITIONS APPLICABLE TO SEVERANCE PAYMENTS

         7.1 Change in Control. For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following transactions after the Effective Date:

                  (a) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (a "Beneficial Owner"), directly or indirectly, of securities of the Company representing (i) 20% or more of the combined voting power of the Company's then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as defined below), or (ii) 33% or more of the combined voting power of the Company's then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

                  (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of the Company;

                  (c) The consummation of a merger, consolidation or reorganization involving the Company, other than one which satisfies both of the following conditions:

                  (i) a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of the

         Company or such other entity resulting from the merger, consolidation or reorganization (the "Surviving Corporation") outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in the Company's voting securities immediately before such merger, consolidation or reorganization, and

                  (ii) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities; or

                  (d) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets;

provided, however, that in no event shall the Spinoff constitute a Change in Control; provided, further, that notwithstanding the preceding provisions of this Section 7.1, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities, (2) the Company or any parent or subsidiary of the Company, or (3) an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its affiliated companies) that is qualified under the provisions of the Internal Revenue Code of 1986, as amended. In addition, notwithstanding the preceding provisions of this Section 7.1, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 7.1 becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by the Company which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur.

         7.2 Compensation. For purposes of this Agreement, Executive's "Compensation" shall equal the sum of (i) the higher of Executive's current Base Salary or Executive's highest annual salary rate within the five-year period ending on Executive's Date of Termination due to a Qualifying Termination, plus
(ii) a Management Bonus Increment. The "Management Bonus Increment" shall equal the higher of 100% of the target bonus rate in the year Executive's employment terminates or the average of the two highest of the last five bonuses paid by the Company to Executive under the management bonus plan or any successor thereto. For purposes of the foregoing, Executive's salary and bonus while employed with Allergan prior to the Effective Date hereof shall be taken into account. In addition, for purposes of this Agreement, "management bonus plan" refers to the primary bonus plan or program of the Company for determining Executive's annual bonus, or, with respect to any applicable period of employment with Allergan, the Management Bonus Plan of Allergan.

         7.3 Qualifying Termination. For purposes of this Agreement, a "Qualifying Termination" shall mean the termination of Executive's employment hereunder due to either a Discharge Without Cause or a Voluntary Resignation for Good Reason.

                                   ARTICLE 8.

                                  EXCISE TAXES

         8.1 Indemnification for Excise Tax. In the event that Executive becomes entitled to receive a Severance Payment hereunder, and such Severance Payment or any other benefits or payments (including transfers of property), within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor thereto) or the regulations thereunder) that Executive receives, or is to receive, pursuant to this Agreement or any other agreement, plan or arrangement with the Company in connection with a Change in Control of the Company ("Other Benefits") shall be subject to the tax imposed pursuant to
Section 4999 of the Code (or any successor thereto) or any comparable provision of state law (an "Excise Tax"), the following rules shall apply:

                  (a) The Company shall pay to Executive, within 30 days after a Qualifying Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax with respect to the Severance Payments or the Other Benefits and any federal, state and local income tax, employment tax and Excise Tax upon such Gross-Up Payment, is equal to the amount that would have been retained by Executive if such Excise Tax were not applicable, as determined by the accounting firm (the "Auditors") serving as the Company's independent auditors immediately prior to the Change in Control. It is intended that Executive shall not suffer any loss or expense resulting from the assessment of any Excise Tax or the Company's reimbursement of Executive for payment of any such Excise Tax.

                  (b) For purposes of determining whether any of the Severance Payment or Other Benefits will be subject to an Excise Tax and the amount of such Excise Tax, (i) any other payment or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code (or any successor thereto), and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (or any successor thereto) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of
Section 280G(b)(4) of the Code (or any successor thereto), (ii) the amount of the Severance Payments and Other Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) of the Code (or any successor or successors thereto), after applying clause (i), above, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor or successors thereto).

                  (c) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Executive's Qualifying Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (d) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Executive's Qualifying Termination, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code (or any successor thereto) (the "Applicable Rate"). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of such Qualifying Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest, determined at the Applicable Rate, payable with respect to such excess) at the time that the amount of such excess is finally determined.

                                   ARTICLE 9.

                         MITIGATION OR OFFSET; INSURANCE

         9.1 Mitigation or Offset. Executive shall not be required to seek other employment or to reduce any amount payable to him under Article 6 or 8 hereof, and no such amount shall be reduced on account of any compensation received by Executive from other employment. However, the Company's obligation to pay any amount under this Agreement shall be reduced by any amount owed by the Executive to the Company.

         9.2 Indemnification; Insurance.

                  (a) If Executive is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, or appeal therefrom, whether civil, criminal, administrative, investigative or otherwise, because he is or was an officer of the Company, or at the express request of the Company is or was serving, for purposes reasonably understood by him to be for the Company, as a director, officer, partner, employee, agent or trustee (or in any other capacity of an association, corporation, general or limited partnership, joint venture, trust or other entity), the Company shall indemnify Executive against any reasonable expenses (including attorneys' fees and disbursements), and any judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal therefrom to the extent such expenses, judgments, fines and amounts paid in settlement were not advanced by the Company on his behalf pursuant to Section 9.2(b) below, to the fullest extent permitted under California law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable to Executive as what the

Company maintains as of the date hereof or such greater coverage as the Company may maintain from time to time.

                  (b) Upon the written request of Executive specifying the amount of a request advance and the intended use thereof, the Company shall indemnify Executive for his expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement incurred by him in connection with such claim, action, suit, proceeding or appeal whether civil, criminal, administrative, investigative or otherwise, in advance of the final disposition of any such claim, action, suit, proceeding or appeal therefrom to the fullest extent permitted under California law.

                                  ARTICLE 10.

                              RESTRICTIVE COVENANTS

         10.1 Confidentiality Covenant. Executive hereby agrees that Executive shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as hereinafter defined). For a period of five (5) years after the termination of this Agreement, Executive agrees that, upon termination of Executive's employment with the Company, all Confidential Information in Executive's possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by any person or entity, or
(iii) is lawfully disclosed to Executive by a third party. As used in this Agreement, the term "Confidential Information" means: information disclosed to Executive or known by Executive as a consequence of or through Executive's relationship with the Company, about the products, research and development efforts, regulatory efforts, manufacturing processes, customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.

         10.2 Solicitation of Employees. Executive hereby agrees that during the Term and for two (2) years thereafter, Executive shall not, either on Executive's own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 11.2.

         10.3 Enforcement.

                  (a) The Company and Executive intend that the provisions of this Article 10 shall be fully enforceable as set forth herein. To the extent that any court of competent jurisdiction finds that any such provision is enforceable by reason of its duration or scope, the Company and Executive agree that it shall be enforced insofar as it may be enforced within the limits of the law of that jurisdiction, but that the Agreement as a whole shall be unaffected elsewhere.

                  (b) The Executive agrees that it would be difficult to compensate Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of this Article 10. Accordingly, the Executive specifically agrees that the Company and its successors and assigns shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

                  (c) If Executive breaches any provision of Article 10, the rights of Executive (or Executive's estate) to a benefit under the Agreement, and the rights of a surviving spouse or any other person to a benefit under the Agreement, shall be forfeited, unless the Board determines that such activity is not detrimental to the best interests of the Company and its affiliates. Such forfeiture shall be in addition to any other remedy of the Company under the Agreement or at law and in equity with respect to such breach. However, if Executive ceases such activity and notifies the Board of this action, Executive's (or Executive's estate's) right to receive a benefit, and any right of a surviving spouse or any other person to a benefit, may be restored within sixty (60) days of said notification, unless the Board in its sole discretion determines that the prior activity has caused serious injury to the Company and its affiliates, which determination shall be final and conclusive.

                                  ARTICLE 11.

                               GENERAL PROVISIONS

         11.1 Release of Claims. Notwithstanding anything else in this Agreement, the Company's obligation to provide any payments or other benefits to Executive pursuant to Article 6 or 8 shall be conditioned on Executive's execution of a general release of claims in the form required by the Company.

         11.2 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties relating to the employment of the Executive by the Company with respect to the Term, and there are no representations, warranties or commitments, other than those set forth herein and in the Minutes of the Company's Board, which relate to such subject matter. This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

         11.3 Successors.

                  (a) This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

         11.4 No Waiver. No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

         11.5 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, except as expressly provided in this Agreement, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing in law or in equity or by statute or otherwise. No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

         11.6 Notices. Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally, sent via facsimile or via an overnight courier service or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or as such other addresses the party addressed may have substituted by notice pursuant to this Section:

           (a)          If to the Company:       Advanced Medical Optics, Inc.
                                                 2525 Dupont Drive
                                                 Irvine, CA 92612
                                                 Attn:  General Counsel

           (b)         If to Executive:          James V. Mazzo
                                                 P.O. Box 19648
                                                 Irvine, CA 92623

Such notices or communications shall be deemed given upon delivery or, if earlier, one (1) day after being sent by overnight courier or three (3) days after being mailed by registered or certified mail, as provided above.

         11.7 Governing Law. This Agreement is made and entered into in the State of California, and shall be governed by the laws of California, without giving effect to the principles of conflict of laws thereof.

         11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one Agreement.

         11.9 Captions. The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

         11.10 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law. In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

         11.11 Survival. The representations and warranties contained herein and the Executive's obligations under Article 10 shall survive termination of the Term and of the Agreement as provided herein.

         11.12 Dispute Resolution.

                  (a) Any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms, covenants, or conditions of this Agreement or in any way arising under this Agreement (a "Covered Dispute") shall, on demand by either of the parties by written notice served on the other party in the manner prescribed in Section 20 hereof, be referenced pursuant to the procedures described in California Code of Civil Procedure ("CCP") Sections 638, et seq., as they may be amended from time to time (the "Reference Procedures"), to a retired Judge from the Superior Court for the County of Los Angeles or the County of Orange for a decision.

                  (b) The Reference Procedures shall be commenced by either party by the filing in the Superior Court of the State of California for the County of Orange of a petition pursuant to CCP Section 638(1) (a "Petition"). Said Petition shall designate as a referee a Judge from the list of retired Los Angeles County and Orange County Superior Court Judges who have made themselves available for trial or settlement of civil litigation under said Reference Procedures. If the parties hereto are unable to agree on the designation of a particular retired Los Angeles County or Orange County Superior Court Judge or the designated Judge is unavailable or unable to serve in such capacity, request shall be made in said Petition that the Presiding or Assistant Presiding Judge of the Orange County Superior Court appoint as referee a retired Los Angeles County or Orange County Superior Court Judge from the aforementioned list.

                  (c) Except as hereafter agreed by the parties, the referee shall apply the law of California in deciding the issues submitted hereunder. Unless formal pleadings are waived by agreement among the parties and the referee, the moving party shall file and serve its complaint within 15 days from the date a referee is designated as provided herein, and the other party shall have 15 days thereafter in which to plead to said complaint. Each of the parties reserves its respective rights to allege and assert in such pleadings all claims, causes of action, contentions and defenses which it may have arising out of or relating to the general subject matter of the Covered Dispute that is being determined pursuant to the Reference Procedures. Reasonable notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee. Discovery shall be conducted as the parties agree or as allowed by the referee. Unless waived by each of the parties, a reporter shall be present at all proceedings before the referee.

                  (d) It is the parties' intention by this Section 11.12 that all issues of fact and law and all matters of a legal and equitable nature related to any Covered Dispute will be submitted for determination by a referee designated as provided herein. Accordingly, the parties hereby stipulate that a referee designated as provided herein shall have all powers of a Judge of the Superior Court including, without limitation, the power to grant equitable and interlocutory and permanent injunctive relief.

                  (e) Each of the parties specifically (i) consents to the exercise of jurisdiction over his or her person by a referee designated as provided herein with respect to any and all Covered Disputes; and (ii) consents to the personal jurisdiction of the California courts with respect to any appeal or review of the decision of any such referee.

                  (f) Each of the parties acknowledges that the decision by a referee designated as provided herein shall be a basis for a judgment as provided in CCP Section 644 and shall be subject to exception and review as provided in CCP Section 645.

         11.13 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of the Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover attorneys' fees and other expenses and costs incurred in that action or proceeding, in addition to any other relief that may be granted.

                [Remainder of this page intentionally left blank]

         11.14 Executive's Acknowledgment. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              "COMPANY"

                           Advanced Medical Optics, Inc., a Delaware corporation

                           By:   /s/ WILLIAM R. GRANT
                              --------------------------------------------------
                              Title:    Chairman of the Board
                                    --------------------------------------------


                           Date:  January 18, 2002



                                             "EXECUTIVE"


                           By:           /s/ JAMES V. MAZZO
                              --------------------------------------------------
                                             James V. Mazzo


                              --------------------------------------------------
                                               Signature

                           Date:  January 18, 2002

                                    EXHIBIT A

Retention Agreement among the Company, Allergan and Executive dated January 18, 2002

Change in Control Agreement between Allergan and Executive dated January 1, 2000

                                    EXHIBIT B

EXPATRIATE BENEFITS DISCONTINUATION

Effective upon your relocation to the United States, your current expatriate benefits will discontinue. If necessary, an extension on expatriate benefits will be provided to accommodate your family's transition to California. This extension will not exceed 8 weeks.

         -        Goods and Services Allowance

         -        Foreign Housing Costs

         -        Company-Provided Automobile in the U.K.

         -        Home Leave

         - U.S. hypothetical tax payroll deductions (actual U.S./California taxes to be implemented

         -        Education Assistance

         -        Language Training

REPATRIATION PROVISIONS:

The following are the details of arrangements related to your repatriation to
California:

- REPATRIATION ALLOWANCE: After your return to the United States, AMO will pay a tax-free miscellaneous allowance of one month's salary which is $37,500 to compensate you for miscellaneous expenses incurred during the move, including home refurbishing expenses.

- HOUSEHOLD GOODS SHIPMENT AND STORAGE: AMO will pay to move your household goods by ocean freight from the U.K. to California. Covered moving services include the cost of packing, shipping, insuring (up to U.S. $9.00 per pound) and unpacking of household goods up to a maximum of 14,000 pounds (one 40-foot container or whatever is needed to accommodate your goods).

         AMO will consider shipping household goods that are necessary for living (i.e. linens, kitchenware, clothing, etc.) by airfreight. The portion of the goods shipped by airfreight should not exceed 500 pounds. In addition, any office contents that are being air-shipped should be consolidated with personal effects, however, office contents will be exclusive of the 500-pound personal effect maximum.

         AMO will pay for temporary warehousing of the household goods in California for up to 4 weeks if your permanent living accommodations are not accessible by the time the goods arrive in California. If you have stored goods in California during the international assignment, AMO will pay to remove the goods from storage and to deliver them to your permanent residence. This also includes unpacking of goods. Air transport for your dog will also be covered.

- REPATRIATION TRAVEL EXPENSES: AMO will provide one-way business class airfare for you and your dependents to return to Irvine.

-        AUTOMOBILES: AMO will not ship automobiles from the U.K.

- RENTAL CAR: AMO will pay for one rental automobile in California for 30 days while arrangements are made for personal transportation. You will be responsible for the oil, tolls, and parking.

- AUTOMOBILE BUYOUT: Because you were eligible for a company car in the U.K. you will be eligible for the U.S. car buyout of US$8,200.

- TEMPORARY LIVING EXPENSES: Temporary living is defined as the period of time that you and your dependents are temporarily residing in a hotel or furnished apartment until you move into your permanent residence, up to a maximum of 8 weeks. Expenses for this period include:

         -Actual hotel rate (including taxes) or furnished apartment rent.

         -An automatic per diem allowance to cover meals and incidental expenses at the rate of US $25 per adult per day and US $12.50 per child (ages 2-12) per day. When you are traveling on AMO business, the per diem allowance should not be submitted for personal reimbursement.

         If you are able to obtain access to your permanent residence prior to the arrival of your household goods, we will support you in renting a reasonable amount of furniture so that you may move into your permanent residence as soon as possible.

         In addition to temporary living expenses in the home location, up to 4 days of living expenses will be granted to you and your dependents in the U.S. before the actual move to California if the household goods have already been shipped. Living expenses include actual hotel room and tax charges, and reasonable meals, laundry, phone, and gratuity expenses.

         The employee housing contribution will continue while your home country residence is leased and you are receiving temporary living expenses.

- RENTAL AGREEMENTS: AMO will reimburse you for any loss incurred in breaking your unexpired lease in your host location, up to a maximum of two months. If AMO has advanced the host country housing deposit to you, you will be responsible upon vacating the housing for forwarding the housing deposit refund back to AMO within 30 days.

         According to the lease agreement, you are not eligible to receive a refund on the housing deposit. However, if any portion of the deposit is returned to you, you will be responsible for forwarding the refund back to AMO within 30 days.

- Home Purchase Assistance - reimbursement for home purchase expenses in southern California. Eligible expenses are in two categories:

         (1) Mortgage procurement points on your first trust deed up to a maximum of 2% (2 points) or $10,000 maximum;

         (2) All other non-recurring closing costs, such as title insurance, buyer's portion of escrow fees, recording fees, appraisal and loan application fees, with a maximum of $4,000.

-        Upon request an interest-free loan of $500,000 due and payable in five
         (5) years. The terms of the loan will be outlined in a Promissory Note to be executed upon your hire. The loan is callable upon termination of employment or at the end of its term, whichever is sooner. If, however, within the first twelve (12) months of employment you terminate from AMO for any reason, you will have six (6) months to repay the loan.

RELOCATION EXPENSES

Please submit all relocation expenses through Human Resources at AMO. If you repatriate before the AMO spin-off, Allergan, Inc. will cover the cost of your relocation expenses. If you repatriate after the spin-off, AMO will cover the expenses.

TAX PREPARATION

The Company will pay for the cost of preparing your U.S. and foreign tax returns (including tax equalization fees) as a result of income generated during your assignment in the United Kingdom and during the year of your relocation.

The tax equalization obligation for income earned through your repatriation date will be observed by both you and AMO as administered by AMO's expatriate accounting firm. You agree to be bound by such determination even if such determination results in a monetary obligation due and payable to AMO.

Since tax equalization is delayed until after the completed tax year and related filings of the home and host country tax returns, your hypothetical U.S. income tax for 2002 is currently unknown to us. Personal events in your life and/or personal income or losses unknown to us may affect your final hypothetical U.S. income tax. As a result, the final 2002 and 2003 tax equalization for AMO income earned up to your relocation date will be settled after the applicable tax returns have been filed. Any monies AMO owes to you or you owe to AMO will be settled within 90 days from your receipt of the applicable year's tax equalization. All tax refunds and foreign tax credits earned as a result of your United Kingdom assignment prior to the spin-off belong to Allergan. KPMG services will be provided for any historical or future tax issues related to your expatriate assignments with Allergan.